Exhibit 99.1

Core-Mark Extends Time for Filing its First Quarter 2006 Form 10-Q & Discloses Preliminary Results for First Quarter 2006

South San Francisco, California – May 15, 2006 – Core-Mark Holding Company (Nasdaq: CORE) announced today that the Company has filed a Form 12b-25 application to extend the filing deadline for the Company’s quarterly report for the first quarter of 2006 on Form 10-Q to May 22, 2006. As discussed in the Form 12b-25 application, the Company needs to delay the filing of the Form 10-Q to allow time to finalize its financial statements for the period.

The Company currently expects net sales of $1.2 billion for the first quarter of 2006, up 9% compared to $1.1 billion in net sales for the first quarter of 2005. Net income for the three months ended March 31, 2006 is expected to be $1.7 million or $0.16 per fully diluted share, compared to $70,080 or $0.01 per fully diluted share for the three months ended March 31, 2005. Income from operations is currently expected to be approximately $3.9 million for the three months ended March 31, 2006, essentially flat compared to the same period last year. The results for the three months ended March 31, 2006 are currently expected to include a pre-tax benefit of $1.1 million due to favorable settlements related to vendor and customer receivables, $0.6 million in cigarette holding profits and a LIFO expense of $1.4 million. Results for the three months ended March 31, 2005 included a pre-tax benefit of $1.0 million related to an unanticipated insurance recovery, $2.5 million in cigarette holding profits and a LIFO expense of $1.6 million.

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About Core-Mark

Core-Mark is one of the largest broad-line, full-service wholesale distributors of packaged consumer products to the convenience retail industry in North America. Founded in 1888, Core-Mark provides distribution and logistics services as well as marketing programs to over 19,000 retail locations in 38 states and five Canadian provinces through 24 distribution centers, two of which Core-Mark operate as third party logistics providers. Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry consumer packaged goods. For more information, please visit www.core-mark.com

Safe Harbor

This press release contains information constituting “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan”, “continue”, or other similar words. These forward-looking statements are based on the current plans, estimates and expectations of our management and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These factors include, but are not limited to: economic conditions affecting the cigarette and consumable goods industry; adverse effect of legislation and other matters affecting the cigarette industry; increased competition in the distribution industry; our inability to retain and attract customers; the negative affects of product liability claims; failure of our suppliers to provide products; increases in fuel prices; the loss of key personnel or our inability to attract and retain new qualified personnel; currency exchange rate fluctuations; and the negative effects of our reorganization on our customer, supplier and employee relationships. See the “Risk Factors” section included in our Form 10-K, and other filings with the Securities and Exchange Commission for a discussion of certain risks that may affect our business.

These forward-looking statements speak only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: : Milton Gray Draper, Director of Investor Relations at 650-589-9445 X3027 or mdraper@core-mark.com